UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE):
         [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR For Period Ended: March 31, 1998________________________________ / /
         Transition Report on Form 10-K / / Transition Report on Form 20-F / / Transition Report on Form 11-K / / Transition Report on Form 10-Q / / Transition Report on Form N-SAR
         For the Transition Period Ended:  ______________________________

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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________
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PART I -- REGISTRANT INFORMATION
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(Full Name of Registrant)
                           Athey Products Corporation
(Former Name if Applicable)
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(Address of Principal Executive Office (Street and Number))
                  1839 South Main Street
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         (City, State and Zip Code)
                  Wake Forest, NC  27587
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PART II -- RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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


PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The registrant has recently had a change in executive management. The Company accepted the resignation of its Vice-President Finance & Chief Financial Officer, effective April 30, 1998. The Company accepted the resignation of its President & Chief Executive Officer, effective May 7, 1998. This change in management, including the member of management principally responsible for the preparation of the Company's financial statements, has necessitated a delay of filing of the registrant's Form 10-Q for the quarterly period ending March 31, 1998, beyond May 15, 1998.

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PART IV -- OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification

                  Wes O. Brant                (919)          556-5171
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                   (Name)                   (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                   [ ]Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           Athey Products Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 05/15/98                    By /s/ Wes O. Brant
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                                        Wes O. Brant
                                        Vice-President & Chief Operating Officer
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                                    ATTENTION
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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